Exhibit 99.1

Contact:	Michael Mitchell
The Medicines Company
973-290-6000
investor.relations@themedco.com
FOR IMMEDIATE RELEASE:
THE MEDICINES COMPANY AND WILMERHALE LAW FIRM
REACH SETTLEMENT AGREEMENT
PARSIPPANY, NJ, February 14, 2011 — The Medicines Company (NASDAQ: MDCO) announced today a settlement agreement with the law firm WilmerHale resolving all of The Medicines Company’s potential claims against WilmerHale related to the principal U.S. patent covering the product Angiomax® (bivalirudin), U.S. Patent No. 5,196,404 (the ‘404 patent).
Under the settlement agreement, The Medicines Company will receive approximately $18 million up front from WilmerHale’s professional liability insurers to cover certain past expenses. An additional $214 million will be available for damages in the event a generic bivalirudin is sold in the United States before June 15, 2015 as a result of the extension of the ‘404 patent being held invalid on the basis that the application for the extension was not timely filed. Of the additional $214 million, approximately $99 million would be from WilmerHale’s insurers and $115 million would be from WilmerHale itself after payments from insurance are exhausted. Payments by WilmerHale itself are limited to a maximum of $2.875 million per calendar quarter.
Dr. Clive Meanwell, Chairman and CEO of The Medicines Company, said, “This settlement allows both firms to move on to build our respective businesses. The $18 million upfront payment to us is essentially reimbursement for the expenses incurred as we advocated in Washington and pursued legal action against the government — where we eventually won. The additional $214 million represents a form of insurance for us in case the district court’s decision is overturned and a generic firm enters the market prematurely. Throughout the process of addressing the PTO’s denial of our patent term extension filing, WilmerHale has stood by The Medicines Company in an honorable and exemplary way. WilmerHale assisted in the efforts to reverse the PTO’s action. While both firms believe the district court’s decision will be sustained in any future proceedings, the decision remains open to future challenge, including the pending appeal by a generic company. The Medicines Company and WilmerHale have entered into this agreement to establish a fair and equitable resolution of this matter if the district court’s decision ultimately is not sustained. The relationship between our company and WilmerHale remains very strong. We reserve our rights to pursue other parties with respect to this matter in the future.”
In 2001, the United States Patent and Trademark Office (PTO) rejected The Medicines Company’s application under the Hatch-Waxman Act for an extension of the ‘404 patent’s term because, in the PTO’s view, the application was not timely filed. In August 2010, The Medicines Company won a lawsuit in federal district court that challenged the PTO’s denial of the application. The judge in that case held that the filing was timely made. The Medicines Company has additional Angiomax patents that expire in 2028.
About The Medicines Company
The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well being of critically ill patients. The Medicines Company’s website is www.themedicinescompany.com.
Statements contained in this press release about the Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements or other events to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include whether the court decision ordering the United States Patent and Trademark Office to accept the Company’s application to extend the term of the ‘404 patent as timely filed is successfully challenged, either by APP Pharmaceuticals in its pending appeal or in a separate challenge of the term of the ‘404 patent; whether the Company is able to obtain or maintain patent protection for the intellectual property relating to the Company’s products; and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2010, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.